UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                 -------------------------------

                            FORM 8-K

                 -------------------------------

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934


           December 31, 1995                              0-14871
(Date of earliest report)                    (Commission File Number)




                          ML MEDIA PARTNERS, L.P.
          (Exact name of registrant as specified in its charter)




                 Delaware                            13-3221085
   (State or other jurisdiction              (I.R.S. Employer
  of incorporation or organization)          Identification Number)




    World Financial Center, South Tower, New York, New York 10080-6114
            (Address of Principal Executive Offices) (Zip Code)



                                 (212) 236-6577
           (Registrant's telephone number, including area code)




                                    Not Applicable
      (Former name or former address, if changed since last report.)

Item 5. Other Events

          On November 28, 1994, ML Media Partners, L.P. (the "Partnership") entered into an agreement (as heretofore amended, supplemented or otherwise modified, the "Asset Purchase Agreement") with Century Communications Corp. ("Century") where, among other things, the Partnership agreed to sell and Century agreed to buy substantially all of the assets used in the Partnership's California Cable operations (the "California Cable Operations") serving the Anaheim, Hermosa Beach/Manhattan Beach, Rohnert Park/Yountville and Fairfield communities (the "California Cable Systems"). The base purchase price specified in the Asset Purchase Agreement for the California Cable Systems is $286 million, subject to reduction by an amount equal to 11 times the amount, if any, by which the operating cash flow of the Systems (as adjusted in accordance with the Asset Purchase Agreement) is less than $26 million for the 12-month period prior to the closing, and subject to further adjustment as provided in the Asset Purchase Agreement. In addition, the Partnership has the right to terminate the Asset Purchase Agreement if the purchase price would be less than $260 million based on the formula described above. Consummation of the purchase and sale of the California Cable Operations (the "Closing") is subject to the satisfaction of certain enumerated conditions precedent set forth in the Asset Purchase Agreement, including obtaining a transfer or extension from the appropriate municipal authorities that issue the franchises for the California Cable Systems, including renewals of the franchises for the Anaheim and Villa Park communities. To date, all such approvals have been obtained, other than the approvals for the Anaheim and Villa Park communities. After several months of negotiations, the Partnership and Century have been unable to reach agreement with the City of Anaheim regarding the terms of the renewal of the Anaheim franchise and the Partnership and Century have not yet reached an agreement with the community of Villa Park regarding a renewal of the Villa Park franchise. With regard to the Anaheim franchise, Century has agreed to waive the condition precedent of obtaining a renewal of such franchise but is requiring instead a transfer to Century of the Anaheim franchise (the "Anaheim Transfer"). The Partnership and Century are currently negotiating the terms of the Anaheim Transfer with the City of Anaheim and the renewal of the Villa Park franchise with the community of Villa Park but, to date, have been unable to reach agreement regarding either the Anaheim Transfer or renewal of the Villa Park franchise.

          The Asset Purchase Agreement further provides that the Partnership and Century each have the right to terminate the Asset Purchase Agreement if the Closing does not occur by December 31, 1995 (the "Optional Termination Date"). Accordingly, as of December 31, 1995, each party became vested with the right to elect to terminate the Asset Purchase Agreement. The parties sought to reach an agreement with regard to an extension of the Optional Termination Date but have been unable to reach such agreement. Nevertheless, on January 17, 1996, the Partnership notified Century that if the Closing does not occur on or before March 29, 1996, the Partnership will terminate the Asset Purchase Agreement as of that date.

          No assurances can be made that the parties will receive both the Anaheim Transfer and the renewal of the Villa Park franchise prior to March 29, 1996 and satisfy all of the conditions precedent necessary to enable the Closing to occur prior to such date. Accordingly, no assurances can be made that the sale of the California Cable Operations under the Asset Purchase Agreement will be consummated.

          As of December 31, 1995, $120,148,500 of principal amount was outstanding under an amended and restated credit agreement of the Partnership, dated as of May 15, 1990 (as heretofore amended, supplemented or otherwise modified, the "Credit Agreement") among the Partnership, the financial institutions party thereto and Bank of America National Trust and Savings Association, as agent (the financial institutions and the agent are collectively referred to herein as the "Banks"). Pursuant to the Credit Agreement, a payment of principal in the amount of approximately $13.1 million (the "Principal Payment") became due and payable by the Partnership on December 29, 1995. Since the sale of the California Cable Operations did not occur by that date, the Partnership was unable to make the entire Principal Payment. Out of the Principal Payment due, the Partnership made a $3,644,000 partial payment. The Banks have agreed to amend the Credit Agreement to waive the payment default on the balance of the Principal Payment and defer the due date of the balance of the Principal Payment until March 29, 1996, pending a sale of the California Cable Operations.

          Although no assurances can be given as to the timing of any sale of the California Cable Operations or as to the sale price that might be realized in connection with any such sale, the Partnership believes that, under current market conditions, the California Cable Systems represent an attractive investment opportunity for a suitable buyer.

                                SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   ML MEDIA PARTNERS, L.P.

                                   By:  Media Management Partners, its
                                        general partner

                                   By:  RP Media Management,
                                        General Partner

                                   By:  IMP Media Management,
                                        Inc.

                                   By:  s/ Elizabeth McNey Yates
                                        Elizabeth McNey Yates
                                        Vice President



Dated:  January 26, 1996